Mail Stop 6010

      	August 5, 2005

Mr. Allan L. Schwartz
Executive Vice President and Chief Financial Officer
Imaging Diagnostic Systems, Inc.
6351 NW 18th Court
Plantation, Florida 33313

      Re:	Imaging Diagnostic Systems, Inc.
      Form 10-K for the fiscal year ended June 30, 2004
      Filed September 17, 2004
      File No. 000-26028

Dear Mr. Schwartz:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant